Exhibit 99.1

Hugh Jones to Step Down as President of Sabre Airline Solutions
SOUTHLAKE, Texas - March 6, 2017 - Sabre Corporation (Nasdaq: SABR), the leading technology provider to the global travel industry, today announced that Hugh Jones, executive vice president and president of Sabre Airline Solutions, will be leaving the company in August 2017.
Jones has led Airline Solutions since 2011, during which time Sabre has launched dozens of new technology capabilities to support its growing roster of global airlines, nearly doubling the size of the Airline Solutions business during that time.  He joined Sabre after holding several key finance positions at American Airlines, and during his tenure at Sabre, Jones held executive positions at Travel Network and Travelocity before taking over as president of Airline Solutions.
“Hugh has made numerous contributions to Sabre during his 29-year career in the travel business and we owe a great deal of our success at Airline Solutions to his leadership,” said Sean Menke, Sabre’s president and CEO.  “I appreciate his working with us on a smooth transition as we conduct a search for his replacement.”
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About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com